EXHIBIT 99.1

FOR IMMEDIATE RELEASE HEALTHTRONICS REAFFIRMS BID FOR ENDOCARE

AUSTIN, TX — September 3, 2008 HealthTronics, Inc. (NASDAQ: HTRN) announced today that it has sent a letter to the Endocare, Inc. (NASDAQ: ENDO) Board of Directors to reaffirm its proposal to acquire all of the outstanding shares of Endocare’s common stock for $2.28 per share.

In the letter, HealthTronics emphasized the resources it invests in technologies that it endorses for use in its physician partnerships. HealthTronics continually evaluates how the market might perceive the longer term viability and financial backing of a technology it favors, and HealthTronics is willing to take proactive measures to help support the continued success of a technology as a prior alternative to promoting a different technology.

HealthTronics also indicated its willingness to revise its proposal to allow each of the Endocare shareholders to elect to receive either cash or shares of HealthTronics common stock, provided that the total stock portion of the purchase price does not exceed a negotiated percentage of the total purchase price.

Commenting on the letter, James Whittenburg, President and Chief Executive Officer of HealthTronics, stated: “HealthTronics believes that the flexibility of our proposal in allowing Endocare shareholders to receive stock consideration will provide an opportunity for them to participate in the benefits of the combined company and a stronger long-term investment.”

Below is the text of the letter that HealthTronics sent to Endocare”s Board of Directors on September 3, 2008:

                             September 3, 2008

Board of Directors
Endocare, Inc.
201 Technology Drive
Irvine, CA 92618

Dear Members of the Board:

        HealthTronics remains committed to its proposal to acquire all of the outstanding shares of Endocare’s common stock for $2.28 per share. We believe our firm proposal reflects a fair value for Endocare. Endocare communicated in its August 13, 2008 press release that its Board determined our proposal was inadequate. Despite our attempts to engage Endocare in a dialogue regarding our proposal, there has been no such dialogue. As a result, we are unclear as to why the Endocare Board believes our proposal is inadequate and what modifications to our proposal would, in the Board’s view, make it adequate. While we believe our proposal reflects a fair value for Endocare, we are willing to revise our proposal to allow each of the Endocare shareholders to elect to receive either cash or shares of HealthTronics common stock, with the stock portion of the consideration not to exceed a negotiated percentage of the total purchase price. This option to receive HealthTronics stock would enable Endocare shareholders to participate in the value and growth of the combined company.

         HealthTronics continually strives to provide our urologist partners with leading-edge technologies that enable them to provide high-quality patient care. In so doing, we invest our time and resources to promote technologies that we believe meet the high standards of our urologist partners. When we promote the use of a particular technology, our reputation is linked to that product and, by association, the company that manufactures that product. For that reason, we are sensitive to perceptions concerning the longer term viability and financial backing of a technology we favor, and it is our first choice to proactively support the continued success of such a technology before seeking to replace that technology with one that is equally or more compelling.

         Through our subsidiary, Advanced Medical Partners, Inc., we have demonstrated a strong commitment to Endocare’s technology and we believe that HealthTronics’ ownership of Endocare would maximize the value associated with the technology. The HealthTronics platform offers several advantages, including:

•	well established relationships with approximately one-third of the practicing urologists in the United States;

•	demonstrated successful promotion of the Endocare technology; and

•	strong, positive cash flow and greater assurance of long-term financial solvency.

         We believe our proposal represents both immediate certainty of value in a volatile stock market environment and a stronger long-term opportunity for your shareholders.

         Our proposal remains subject to the negotiation of a definitive merger agreement and our having the opportunity to conduct certain limited and confirmatory due diligence.

         My leadership team and I will continue to make ourselves available to meet with you to discuss all aspects of our proposal and answer any questions you may have at your earliest convenience.

         We very much look forward to your prompt reply.

Very truly yours, /s/ James S. B. Whittenburg James S. B Whittenburg President and Chief Executive Officer

About HealthTronics, Inc.

HealthTronics is a premier urology company providing an exclusive suite of healthcare services and technology including urologist partnership opportunities, surgical and capital equipment, maintenance services offerings, and anatomical pathology services. For more information, visit www.healthtronics.com.

Additional Information and Forward Looking Statements

Statements by the Company's management in this press release that are not strictly historical, including statements regarding plans, objectives and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In particular, statements in this press release regarding future outlook or future revenue growth are forward-looking statements. Although HealthTronics believes that the expectations reflected in the forward-looking statements in this press release are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from HealthTronics' expectations include, among other things, HealthTronics’ ability to achieve the synergies and value creation contemplated by the proposed transaction, HealthTronics’ ability to timely and effectively integrate the business of Endocare, the timing to consummate the proposed transaction, the timing of obtaining and any necessary actions to obtain regulatory and other approvals, the existence of demand for and acceptance of HealthTronics' products and services, maintaining relationships with physicians and hospitals, governmental regulations and changes thereto, regulatory approvals, economic conditions, the impact of competition and pricing, successful integration of acquired businesses, financing efforts and other factors described from time to time in HealthTronics' periodic filings with the Securities and Exchange Commission.

The statements in this press release are made as of the date of this press release, even if the press release is subsequently made available by the Company on its web site or otherwise. The Company does not assume any obligation to update the forward-looking statements provided herein to reflect events that occur or circumstances that exist after the date hereof.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed transaction, HealthTronics, Inc. plans to file with the SEC a registration statement on Form S-4 containing a prospectus and other documents regarding the proposed transaction. The prospectus will be mailed to stockholders of Endocare, Inc. INVESTORS AND SECURITY HOLDERS OF ENDOCARE, INC. ARE URGED TO READ THE PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of the registration statement and the prospectus (when available) and other documents filed with the SEC by HealthTronics, Inc. through the website maintained by the SEC at http://www.sec.gov. Free copies of the registration statement and the prospectus (when available) and other documents filed with the SEC can also be obtained by directing a request to Ross A. Goolsby, HealthTronics, Inc., 1301 Capital of Texas Highway, Suite 200B, Austin, Texas 78746.

CONTACT:
HealthTronics, Inc.
Ross Goolsby
Senior Vice President
Chief Financial Officer
(512) 314-4554
www.healthtronics.com